UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2005

APPLE REIT SIX, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-51270	20-0620523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Six, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01. Entry into a Material Definitive Agreement.

On October 25, 2005, we caused our indirect wholly-owned subsidiary, Apple Six Hospitality Ownership, Inc. to enter into a single purchase contract for the potential purchase of five hotels.

There can be no assurance at this time that our subsidiary will in fact purchase any of these hotels. The table below describes the five hotels:

Hotel	Franchise (a)	Seller	Number of Rooms

Folsom California	Hilton Garden Inn	Folsom Garden Hotel Company, LLC	100

Milpitas, California	Hilton Garden Inn	Milpitas Garden Hotel Company, LLC	161

Roseville, California	Hilton Garden Inn	Roseville Garden Hotel Company, LLC	131

South San Francisco, California	Hilton Garden Inn	South San Francisco Garden Hotel Company, LLC	169

Renton, Washington	Hilton Garden Inn	Renton Garden Hotel Company, LLC	150

TOTAL			711

Note:

(a) All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

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The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contract. The aggregate gross purchase price for the five hotels is $85,750,000. The specific allocation of the purchase price among the hotels will be agreed upon by the end of the “due diligence period,” which ends on November 15, 2005. The aggregate initial deposit under the purchase contract was $2,000,000. This initial deposit is refundable to our purchasing subsidiary upon its election to terminate the purchase contract during the due diligence period. If the purchase contract is not terminated during the due diligence period, an additional deposit of $2,000,000 is due within 2 business days after the expiration of the due diligence period. If our purchasing subsidiary terminates the purchase contract after the due diligence period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits to the sellers. If a closing occurs under the purchase contract, the deposits will be credited toward the purchase price.

The deposit under the purchase contract was funded by the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposit and purchase price under the purchase contract also would be funded, if a closing occurs, by the Company’s ongoing offering of Units.

If our purchasing subsidiary closes under the purchase contract, each hotel will be covered by a separate hotel lease agreement between our purchasing subsidiary and another one of our wholly-owned subsidiaries as the lessee. Our leasing subsidiary will be Apple Six Hospitality Management, Inc. or one of its wholly-owned subsidiaries.

Upon closing, the sellers will terminate existing license and management agreements for each hotel, and our purchasing subsidiary, or one of its wholly-owned subsidiaries, will enter into new license and management agreements for each hotel.

During the due diligence period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, service contracts, permit status, franchise status, financial and other documents and information related to the hotels. Our purchasing subsidiary may terminate the purchase contract at any time during the due diligence period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to some or all of the hotels as a result of its review that will cause it to terminate the agreement to purchase some or all of the hotels.

Certain closing conditions must be met before or at the closing, and none of these conditions are currently satisfied. They include but are not limited to the following: the seller having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; and the applicable license and management agreements shall have been terminated by the sellers and new license and management agreements shall have been executed by our purchasing subsidiary for each hotel. If any of the closing conditions under the purchase contract are not satisfied, our purchasing subsidiary may terminate the purchase contract as to all of the hotels. Our purchasing subsidiary may not terminate the purchase contract as to less than all of the hotels unless it requests such a partial termination and all of the sellers agree in their sole and absolute discretion.

Accordingly, as of the date of this report and until any closing on the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire all, or any, of the five hotels.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Six, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, President October 27, 2005

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